Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of this 28th day of May, 2010 (the “Effective Date”) between SRA International, Inc. (“SRA”), a company with its principal place of business located in Fairfax, Virginia, and Dr. Stanton D. Sloane (the “Employee”).

WITNESSETH:

In consideration of the mutual promises and agreements of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, it is agreed as follows:

WHEREAS, SRA is engaged in a highly competitive business and has expended substantial amounts of money, time and expertise in developing, maintaining and perfecting its services to its clients;

WHEREAS, the Employee wishes to continue to be employed by and provide personal services to SRA, in return for certain compensation, following the expiration of his prior employment agreement on April 2, 2010; and

WHEREAS, the parties wish to set forth in this Agreement the basis and terms of their employment relationship;

NOW, THEREFORE, the parties hereto agree as follows:

1.	EMPLOYMENT: The Employee will be employed as SRA President & Chief Executive Officer. Employee’s term of employment (the “Employment Term”) under this Agreement shall be three (3) years, commencing on April 2, 2010, and shall continue for a period through and including April 1, 2013. Unless otherwise agreed to in writing at least ninety (90) calendar days prior to the expiration of the Employment Term between Employee and SRA, the employment of Employee shall automatically be extended an additional year at the expiration of the Employment Term. Subject to the terms of this Agreement, either SRA or Employee may terminate Employee’s employment for any reason at any time.

2.	RESPONSIBILITIES AND OBLIGATIONS: Subject to the terms and conditions herein, the Employee shall continue to serve in the capacity of Chief Executive Officer reporting to the Chairman and to the Board of Directors (the “Board”) and shall have such duties and responsibilities as the Board shall from time to time assign to him. The Employee shall devote his full time, attention and energies to the business and interests of SRA. The Employee shall not become involved with any other business entity, whether as an employee, consultant, director or in any other capacity, without the prior written consent of the Board of SRA. This restriction on outside employment is not intended to limit Employee’s service (without SRA liability or indemnity) on the Boards of Directors of schools, community associations, or other similar nonprofit roles, provided that there is no conflict between such outside activities and the substance of his work on behalf of SRA or his commitment to full-time work on behalf of SRA and provided that Employee notifies the Board of SRA of his intent to undertake such outside activities.

3.	COMPENSATION AND BENEFITS: As compensation for the services to be provided under this Agreement, the Employee shall be paid and provided certain benefits as follows:

(a)	Annual Salary; Bonus: SRA will pay the Employee an annual base salary of $680,000, subject to such terms and conditions as the Compensation Committee of the SRA Board of Directors (the “Compensation Committee”), and/or the Board may specify. The Employee will be eligible for a review of his salary by the Compensation Committee on an annual basis per Company policy. SRA may, in its sole discretion, also pay the Employee a target annual bonus of up to one hundred percent (100%) of such annual salary, with the amount of the bonus (if any) being determined based upon the achievement of company and individual goals set by the Compensation Committee and otherwise subject to the terms and conditions of the Cash Incentive Plan, as such plan may be modified from time to time in the sole discretion of the Compensation Committee. Such salary and bonus shall be payable in accordance with SRA normal payroll practices, less such deductions and withholdings as are required by applicable law and any additional tax withholdings or optional insurance deductible and similar amounts as are requested by the Employee, and shall be subject to periodic increase in accordance with procedures of the Compensation Committee and the Board of SRA.

(b)	Eligibility for Equity Grants: Employee will be eligible for annual equity grants by the SRA Board (in its sole discretion).

(c)	Other Benefits: The Employee shall be entitled to participate in all employee benefit programs that other employees at the same level as the Employee are entitled to participate in, including SRA’s 401(k) plan, subject to the eligibility requirements and other provisions of such programs. SRA retains the right at any time to alter, modify or terminate such benefits in its sole discretion and without advance notice to the Employee.

(d)	Personal and Holiday Leave: The Employee shall be entitled to receive personal and holiday leave equal to twenty-five days of personal leave and nine holidays, provided that SRA retains the right at any time to alter, modify or terminate such leave benefits in its sole discretion and without advance notice to the Employee.

(e)	Change in Control Vesting: If a “Change in Control” (as defined in Sect. 3(f), below) occurs that results in Employee not being offered the position of President and CEO of the resulting/purchasing entity or the resulting/purchasing entity’s ultimate parent company, all of Employee’s non-qualified stock options and restricted stock shares will vest as of the effective date of the Change in Control.

(f)	For the purpose of this Agreement, “Change in Control” shall mean any of the following:

(i)	New Significant Shareholder: Any Person (such term being used herein with the same meaning as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended to include syndicates or groups) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of SRA representing thirty-five percent (35%) or more of the combined voting power of then outstanding securities of SRA; provided, however, that:

(A)	such Person shall not include (w) SRA or any subsidiary of SRA, (x) a corporation or other entity owned, directly or indirectly, by the shareholders of SRA in substantially the same proportions as their ownership of SRA, (y) an employee benefit plan (or related trust) sponsored or maintained by SRA or any subsidiary of SRA, or (z) Ernst Volgenau, William Brehm or any “Permitted Transferee” (used herein as defined in the Amended and Restated Certificate of Incorporation of SRA International, Inc.) of either Mr. Volgenau or Mr. Brehm so long as such transferee continues to so qualify as a Permitted Transferee; and

(B)	no crossing of such 35% threshold shall be a “Change in Control” if it is caused (x) solely as a result of an acquisition by SRA of its voting securities or (y) solely as a result of an acquisition of voting securities of SRA directly from SRA, in either case until such time thereafter as such Person acquires additional voting securities other than directly from SRA, and, after giving effect to such transaction, such Person owns securities representing 35% or more of the combined voting power of then outstanding securities of SRA;

(ii)	Material Change in Board of Directors: Individuals who, as of the date hereof, constitute the Board of Directors of SRA (the “Board”; such individuals being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by SRA shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “‘34 Act”) relating to the election of the directors of SRA) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)	Merger or Asset Sale and Material Change in Shareholders and Board: A merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of SRA, unless, immediately following such transaction, all of the following shall apply: (A) all or substantially all of the beneficial owners of SRA immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns SRA or all or substantially all of the SRA assets, either directly or through one or more subsidiaries) (the “Successor Entity”), (B) no Person (other than Ernst Volgenau, William Brehm or any Permitted Transferee of either Mr. Volgenau or Mr. Brehm so long as such transferee continues to so qualify as a Permitted Transferee) will be the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the then outstanding voting securities of the Successor Entity, and (C) at least a majority of the members of the board of directors of the Successor Entity will be Incumbent Directors.

All terms used in this Section shall be interpreted in a manner consistent with the ‘34 Act.

4.	TERMINATION: The Employee’s employment with SRA may be terminated by either party as set forth below.

(a)	Termination for Cause by SRA: SRA may immediately terminate the Employee’s employment if any of the following events of “Cause” shall occur, and in that event shall have no further responsibility to the Employee other than payment of wages earned prior to the termination of his employment:

(i)	a material breach by the Employee of any of the terms and conditions of this Agreement after written notice and 30 days’ opportunity to correct the failure;

(ii)	any allegation reasonably deemed by SRA to be credible of, or other circumstances reasonably believed by SRA to constitute an act of fraud, embezzlement, misappropriation of assets, or dishonesty by the Employee,

(iii)	an act of disloyalty to SRA by knowingly and intentionally aiding a competitor resulting in material harm to SRA;

(iv)	Employee’s knowing violation of any state or federal law, rule or regulation that directly relates to the business affairs of SRA (including, without limitation, any law relating to protection of civil rights or against discrimination),

(v)	Employee’s conviction of (or a plea of guilty or no contest to) a felony, or a misdeameanor involving moral turpitude;

(vi)	Employee’s gross negligence or willful misconduct in performing his duties or obligations resulting in material harm to SRA;

(vii)	Employee’s material breach of any SRA policies or procedures;

(viii)	Employee’s unlawful retaliation against any SRA employee or other person for alleging violation of any laws; or

(ix)	Employee’s failure to maintain the Employee’s eligibility for the government clearances required to perform his duties.

(b)	Termination Without Cause by SRA: SRA may terminate the Employee’s employment with SRA for any reason other than those set forth in the preceding subsection, including a determination that he is not meeting the expectations of the Board (in its sole discretion), by providing the Employee with at least ninety (90) days’ notice of termination.

(c)	Voluntary Termination by the Employee: The Employee may voluntarily terminate this Agreement upon at least ninety (90) days advance written notice.

(d)	Termination for Good Reason by Employee: For purposes of this Agreement, the Employee’s termination of his employment with SRA shall be deemed to be for “Good Reason” if the Employee shall show any of the following has occurred:

(i)	A material adverse change in Employee’s duties, position, responsibilities or compensation as contemplated by this Agreement;

(ii)	A material change in the Employee’s principal place of employment such that the Employee’s commuting distance as of the date of this Agreement increases by more than fifty (50) miles;

(iii)	A material breach of this Agreement by SRA which is not cured within 30 days’ written notice by the Employee; or

(iv)	A failure by SRA to obtain written assumption of this Agreement by a purchaser or successor following a Change in Control.

Employee must give SRA written notice of any Good Reason termination of employment. Such notice must be given within thirty (30) days following his knowledge of the first occurrence of a Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Employee is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The Good Reason termination shall not be effective if, within ninety (90) days of SRA’s receipt of such notice, SRA remedies the circumstance(s) giving rise to the notice, or if the Employee’s Termination Date does not occur within thirty (30) days after the end of the ninety (90)-day period provided to SRA to remedy the circumstances giving rise to the notice.

(e)	Death or Disability of Employee: In the event of the Disability of the Employee during his employment with SRA, SRA shall have the right to terminate his employment and this Agreement on thirty (30) days’ advance written notice. “Disability” means a physical or mental impairment which prevents the Employee from performing the essential functions of his position for a total of ninety (90) consecutive calendar days and such condition is likely to continue for at least 90 additional days in the opinion of a certified medical doctor agreeable to both parties.

In the event of the Death of the Employee during his employment with SRA, the Employee’s employment will immediately cease.

(f)	Return of Documents: In the event of termination of this Agreement for any reason, the Employee agrees to immediately return to SRA all property, documents or other written materials and the like which SRA may have furnished to the Employee or the Employee may have developed or obtained in connection with his activities hereunder, so that none of the foregoing items or copies thereof shall remain in the Employee’s possession. It is understood that all property, products, client information, contracts and materials supplied to the Employee by SRA, or obtained by the Employee in the performance of his duties, are to remain, at all times, the property solely of SRA.

(g)	Termination Date: As used in this Agreement, “Termination Date” means (i) if the Employee’s employment is terminated because of death, the date of the Employee’s death, (ii) if the Employee’s employment terminates for any other reason, the date the Employee “separates from service” from SRA, as defined under Section 409A of the Internal Revenue Code (“Section 409A”) and Treas. Reg. § 1.409A-1(h).

5.	BENEFITS UPON TERMINATION:

(a)	Termination for Cause by SRA, Voluntary Termination by Employee, and Death or Disability of Employee: If the Employee’s employment with SRA should terminate under Section 4(a), (c) or (e) above, then:

(i)	Within fourteen (14) days following the Employee’s Termination Date (or, if earlier, on such date as required by applicable law), the Employee shall receive all wages earned prior to the termination of his employment, less such deductions and withholdings as are required by applicable law and any additional amounts as are requested by the Employee;

(ii)	Within fourteen (14) days following the Employee’s Termination Date (or, if earlier, on such date as required by applicable law), the Employee shall receive all accrued but unused personal leave;

(iii)	The Employee may elect to continue health, dental and vision insurance coverage in accordance with the Consolidated Omnibus Budget and Reconciliation Act of 1986, as amended (“COBRA”); and

(iv)	If the Employee is eligible and has participated in the Deferred Compensation Plan, the Employee may receive such deferred compensation, to be distributed according to the Deferred Compensation Plan. In the event of termination due to Employee’s Death or Disability, all of Employee’s non-qualified stock options and restricted stock shares will vest as of the date of termination.

(b)	Termination Without Cause by SRA and Termination for Good Reason by Employee: If the Employee’s employment with SRA should terminate under Section 4(b) or (d) above, then:

(i)	The Employee shall receive all of the benefits described in Section 5(a) above in the times and manner stated therein; and

(ii)	Subject to Section 5(c), the Employee shall receive a) a cash severance payment equal to the sum of Employee’s annual base salary and his target annual bonus, plus a prorated annual bonus for the year of termination, based on projected performance as determined by the Board (in its sole discretion) together with (b) a monthly amount equal to cost (based on the Employee’s level of health, vision and dental insurance coverages as of the Termination Date and current insurance rates therefor) of COBRA premiums. The cash severance payment shall be made as a lump sum on the Release Payment Date. The COBRA payment will commence on the next immediate payroll date following the Release Payment Date and shall be payable over eighteen (18) months in accordance with SRA normal payroll practices as in effect on the date that this Agreement is first executed by both parties (or, in the event such payroll practices change, in accordance with such new payroll practices, provided that any such change in payroll practices does not result in any payment being accelerated or delayed by more than thirty (30) days). The monthly COBRA payments shall be paid on an after-tax basis and shall not extend the permissible period of COBRA coverage allowed under the Employer’s medical plan, and shall be discontinued in the event the Employee becomes covered under the benefit plans and programs of a subsequent employer. For purposes of this provision, the amount of the “annual base salary” shall be the amount of annual base salary that the Employee was receiving on the Termination Date; the “target annual bonus” shall mean the bonus payable at target for the year of termination, with all performance metrics deemed to have been achieved; and the “prorated annual bonus” shall mean an amount determined by SRA in its discretion, based on the Board’s determination of likely final results in the performance metrics categories which in aggregate make up the targeted annual bonus, all pro-rated to reflect the period of Employee’s service during the bonus performance period; and

(iii)	All of Employee’s unvested non-qualified stock options and restricted stock shares will vest on the Termination Date.

(c)

As a condition to entitlement to any payment under Section 5(b)(ii) and (iii), the Employee must execute and deliver to SRA a release in the form of Attachment A hereto (the “Release”) not later than the thirtieth (30th) day following the Employee’s Termination Date and must not have revoked such Release on or before the date payments are to be made under Section 5(b)(ii) and (iii). As used in this Agreement, the “Release Payment Date” means the forty-fifth (45th) day following the Employee’s Termination Date.

(d)	Notwithstanding anything to the contrary herein, if a payment or benefit under any provision of this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Employee is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related procedures of SRA), such payment shall, to the extent necessary to comply with the requirements of Section 409A, be made on the later of (a) the date specified by the provisions of this Agreement and (b) the earlier of (x) the date that is six months after the date of the Employee’s separation from service or (y) the Employee’s death. To the extent permitted under Section 409A, each payment (including the provision of taxable benefits) provided under Section 5(b)(ii) and (iii) shall be deemed to be a separate payment for purposes of Section 409A. If any payments provided under Section 5(b)(ii) and (iii) would otherwise constitute deferred compensation subject to Section 409A of the Code, such payments shall not constitute deferred compensation for purposes of Section 409A to the extent such payments, determined in order by date of payment, do not exceed the maximum amount calculated in respect of the Employee under the “two times” rule of Treas. Reg. § 1.409A-1(b)(9)(iii).

6.	NONDISCLOSURE OF SRA INFORMATION: The Employee understands that, for purposes of this Agreement, Proprietary Information (“Proprietary Information”) means any and all confidential or proprietary information or trade secrets of SRA, including, but not limited to, third party information provided to SRA on a confidential basis, and any confidential or proprietary information of SRA pertaining to:

(a)	Product and services sales or marketing information such as SRA technical, management, or cost proposals; bid or proposal information and strategies; capture plans; indirect cost structure rates; product or services plans, specifications, and associated software; price lists; current or potential client information including names, addresses, identifying information, special needs, purchasing practices, relationship history, contracts and sales agreements; and competitive analyses including future market and product direction;

(b)	Corporate information such as strategic business plans; operating and financial plans; business plans; financial reports; cost accounting reports; indirect budgets, proposal budgets; DCAA budget submissions; contract analysis summaries; revenue recognition reports; telephone lists; other employees’ salaries data; administrative policies and procedures; employee rosters; organization charts; and all company policies and procedures;

(c)	Technical information including software code and documentation; data mining algorithms and techniques; patterns, thresholds and values; and all forms of research and development, including but not limited to information related to abandoned or failed technologies or products; and

(d)	All information which is not generally known to the public or within the industry or trade in which SRA competes and that gives SRA any advantage over its competitors, and all physical embodiments of that information in any tangible form, whether written or machine-readable in nature.

Proprietary Information does not include the Employee’s prior inventions, products, patents or copyrights or academic information generated by the Employee using only non-SRA data. In addition, Proprietary Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was within the Employee’s possession (as proven by the Employee) prior to its being furnished to him by or on behalf of SRA, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SRA or any other party with respect to such information, or (iii) becomes available to the Employee on a non-confidential basis from a source other than SRA or any of its representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SRA or any other party with respect to such information.

For the duration of and after the termination of the Employee’s employment with SRA, the Employee agrees not to disclose, transfer, remove, copy or use, directly or indirectly, any Proprietary Information for any purpose other than in the performance of his duties for SRA. The Employee understands and agrees that disclosures authorized by SRA for the benefit of SRA must be made in accordance with SRA policies and practices designed to maintain the confidentiality of Proprietary Information. Further, the Employee agrees to use all reasonable measures to prevent the unauthorized use by others of Proprietary Information that he has in his possession or control.

The Employee agrees to not use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of his work for SRA except when obtained through lawful means such as contractual teaming agreements, purchase of copyrights, or other written permission for use of such information. The Employee shall obtain prior written consent from an authorized officer of SRA for any article he submits for publication or any public speech he delivers that contains information related to SRA business or that identifies the Employee as a representative of SRA.

7.	NONCOMPETITION: The Employee agrees that if his employment with SRA terminates for any reason, then for a period of one (1) year from the Termination Date, he will not accept employment or perform services anywhere within the United States, directly or indirectly, whether paid or unpaid, alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity, where such employment or services are (1) substantially similar to the functions and duties he performed as Chief Executive Officer of SRA, and (2) provided for or on behalf of (directly or indirectly) any entity that (a) is specifically named and identified by SRA in attachment B hereto and incorporated herein, or (b) has been in direct competition with SRA’s provision of products and services, or with its efforts to develop and market products and services, during the twelve months prior to the Date of Termination in connection with a pursuit involving at least $200 million. SRA shall be permitted to make changes to the list set forth in Attachment B at the conclusion of each year during the term of this Agreement or any extension year, provided that Employee provides his written consent (which shall not be unreasonably withheld or delayed). The Employee expressly acknowledges and agrees that the restrictions set forth are reasonable, in terms of scope, duration, geographic area, and otherwise; that the protections afforded to SRA are necessary to protect its legitimate business interests and are not unreasonable with respect to the Employee’s future opportunities; and that his agreement to observe such restrictions form a material part of the consideration for this Agreement and his association with SRA. For purposes of this provision, where the competing entity is a subsidiary, division, subdivision, or affiliate of a larger corporate organization and only the subsidiary, division, subdivision or affiliate has been in direct competition with SRA’s provision of products and services, or with its efforts to develop and market products and services, then, under those circumstances, the term “entity” shall be limited to mean only the directly competing subsidiary, division, subdivision or affiliate.

8.	NONSOLICITATION; NONDISPARAGEMENT: For a period of two (2) years after the Termination Date, the Employee will not directly or indirectly (a) solicit (i) any employee of SRA or any of its subsidiaries or affiliates to discontinue that person’s employment relationship with SRA or such entity, or (ii) any independent contractor, vendor, customer or client of SRA or any of its subsidiaries or affiliates to terminate that person’s existing contractual relationship with SRA or such entity; or (b) make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of SRA, its subsidiaries or affiliates or any officer or director thereof, except that this provision shall not be interpreted to prevent Executive from testifying in response to a subpoena. SRA likewise agrees that for a period of two (2) years after the Termination Date, its officers, directors and senior executive staff will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Employee except that this provision shall not be interpreted to prevent any SRA officers, directors or senior executive staff from testifying in response to a subpoena.

9.	INSIDER TRADING POLICY: For a period of three (3) months after the Termination Date, the Employee will continue to abide by the SRA Insider Trading Policy, including the Trading Window restrictions provided for therein.

10.	WITHHOLDING FUNDS: In the event that the Employee shall owe an obligation of any type whatsoever to SRA at any time during or after the termination of employment hereunder, then, subject to any mandatory provisions of law, the Employee expressly authorizes SRA to withhold or deduct an amount equal to said obligation from any wages due to the Employee back from SRA. For purposes of this provision, wages shall mean any remuneration, compensation, bonus, commission, and/or fringe benefit provided in return for services provided by the Employee.

11.	SECTION 409A: This Agreement is intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and SRA shall administer and interpret this Agreement in accordance with such requirements. Notwithstanding the preceding sentence or any other provision of this Agreement hereof, in no event whatsoever shall SRA be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A, except that, if Employee is assessed excise taxes or penalties (including interest penalties) pursuant to Section 409A (“Additional Taxes”) solely due to SRA’s failure to implement this Agreement in accordance with its terms, SRA will reimburse Employee 100% of such Additional Taxes imposed on the Employee as a result of such failure. “Additional Taxes” shall not include taxes that the Employee would otherwise pay (absent a violation of Section 409A) as a result of the receipt of the deferred compensation subject to penalties under Section 409A, and shall not include a “gross up” for the taxes due on the payment of the Additional Taxes by SRA. Reimbursement of any Additional Taxes will be made in accordance with Treas. Reg. 1.409A-3(i)(1)(v) and will be made no later than the end of the Employee’s taxable year next following the Employee’s taxable year in which he remits the Additional Taxes.

12.	ENTIRE AGREEMENT: This Agreement constitutes the entire understanding of the parties and supersedes any prior written or oral understandings or agreements of the parties (including, without limitation, that certain Employment Agreement dated April 18, 2007, between SRA and the Employee and amended thereafter from time to time). No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. No change, modification, amendment or addition shall be valid, unless set forth in writing and signed by the party against whom enforcement of any such change, modification, amendment or addition is assigned.

13.	SEVERABILITY: If any section or clause of this Agreement is held invalid, unenforceable, void, illegal or contrary to public policy, the remaining provisions of this Agreement shall be unaffected and shall remain fully enforceable. The parties hereto shall use best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

14.	NON-WAIVER: No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and in addition to any rights or remedies provided by law or available in equity.

15.	SUCCESSORS AND ASSIGNS: All covenants, agreements, representations and warranties set forth in this Agreement are binding on and shall inure to the benefit of the parties hereto, as well as their respective successors, assigns, heirs, representatives, agents and employees. Notwithstanding the foregoing, the Employee expressly acknowledges that SRA has the right to assign this Agreement to any acquiring company or entity that purchases SRA or its assets and, subject to the provisions of Section 4(d), expressly consents to being bound by this Agreement in the event of such assignment.

16.	NOTICES: Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party may have substituted by notice pursuant to this Section:

TO SRA:

SRA International, Inc.

4350 Fair Lakes Court

Fairfax, VA 22033

Attention: Chairman of the Board of Directors

TO EMPLOYEE:

Dr. Stanton D. Sloane

6231 Coon Tree Road

The Plains, VA 20198

17.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of Virginia, without giving any effect to any conflict of law provisions thereof. This Agreement is intended to comply with Section 409A and shall be interpreted to effectuate that intent.

18.

ARBITRATION: Any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or the termination thereof, including any claims under federal, state, or local law (other than claims subject to Section 8116 of the Defense Appropriations Act of 2010) shall be resolved by arbitration before a single arbitrator to be held in Fairfax, Virginia, in accordance with the rules of the American Arbitration Association governing employment disputes. Any award rendered by the arbitrator shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. In connection with any award, the arbitrator shall identify a “non-prevailing party.” Such nonprevailing party shall be solely responsible for all costs charged by the American Arbitration Association or the arbitrator in connection with the arbitration, and the prevailing party shall be reimbursed for any amounts advanced therefore, including without limitation filing fees, administrative fees, and out-of-pocket costs charged by the American Arbitration Association, as well as witness fees and reasonable attorneys’ fees. To the extent such payments to the Employee are subject to Section 409A, they shall be made in the form and manner established by the arbitrator and consistent with the requirements of Section 409A and Treasury Regulation 1.409A-3(i)(1)(iv)(A), and shall be applicable to expenses incurred through the period ending five years after Employee’s death.

19.	CONSENT TO JURISDICTION: The parties hereto expressly consent to the jurisdiction of the courts of Virginia to enter or enforce an arbitrator’s award under this Agreement and hereby waive any right that they might have to object to jurisdiction or venue within such court or any defense based on the doctrine of forum non conveniens.

20.	INJUNCTIVE RELIEF: In addition to any other remedies that may be available at law, it is mutually understood by the parties hereto that any breach of the term of Sections 6, 7 or 8 of this Agreement will result in irreparable injury to the other non-breaching parties, such as to entitle each such non-breaching party to equitable relief, including, but not limited to, injunctive relief or the specific enforcement of this Agreement, as is appropriate.

21.	COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall for all purposes, be deemed to be an original and all of which when taken together shall constitute the same instrument.

WHEREFORE, the parties hereto have set their hands and seals as follows:

/s/ Stanton D. Sloane		5/28/10
Dr. Stanton D. Sloane		Date

SRA International, Inc.

By:	/s/ Ernst Volgenau	5/27/10
Dr. Ernst Volgenau		Date
Chairman of the Board of Directors

ATTACHMENT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Dr. Stanton D. Sloane (hereinafter “Employee”) and SRA International, Inc. (hereinafter “Employer”).

WHEREAS, Employee and Employer entered into an Employment Agreement dated [            ] [    ], 2010 (“Employment Agreement”) setting forth the terms and conditions of Employee’s employment and conditioning payments and benefits upon termination on executing this Agreement:

WHEREAS, Employee’s termination became effective and his employment terminated on             , 20[    ] (“Termination Date”);

WHEREAS, Employee and Employer desire to resolve and settle any matters between them, including, without limitation, matters that might arise out of Employee’s employment by Employer, and the termination thereof;

Now, therefore, in consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1. Upon the Effective Date of the Agreement (defined below), Employer shall pay to Employee the payments and benefits described in Section 5(b)(i) through (iii) of the Employment Agreement at the times set forth in those subsections.

2. Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges Employer and each of Employer’s predecessors, successors, assigns, agents, directors, trustees, officers, employees, representatives, attorneys, divisions, direct and indirect parent companies, subsidiaries, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such divisions, parent companies, subsidiaries, and affiliates), (hereinafter “Released Parties”) from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kinds, nature and character whatsoever, known or unknown, arising at any time before Employee’s execution hereof, whether based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act (“ERISA”), as amended; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Older Worker Benefit Protection Act, as amended; the Americans With Disabilities Act (“ADA”), as amended; the Fair Labor Standards Act, as amended; any other comparable federal, state, or local laws regarding employment discrimination; any negligent or intentional tort; any contract (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Employee may now have or may have had, arising from or in any way whatsoever connected with Employee’s prior employment or contacts with Employer or the Released Parties whatsoever. Employee specifically agrees that this Agreement extends to claims which Employee does not know or suspect to exist in Employee’s favor and which, if Employee did know to exist, would have materially affected this Agreement with Employer.

3. Employee will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under Section 2, above, except as required by law. Employee agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

4. Employee represents that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act, and he has been paid all wages (including overtime, if applicable) to which he is entitled under the Fair Labor Standards Act (or any similar state or local laws). Employee further represents that as of the Retirement Date, he is not suffering from a work-related injury and that he has not failed to report a work-related injury to Employer.

5. ADEA Waiver/ Older Workers Benefit Protection Act Provision

(a) Employee acknowledges that he has been given the opportunity to consult an attorney of his choice before signing this Agreement.

(b) Employee acknowledges that he has been given the opportunity to review and consider this Agreement for twenty-one (21) days before signing it and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c) Employee further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven-day period has expired. To be effective, any such revocation must be writing and delivered to Employer’s principal place of business by the close of business on the seventh day after signing and must expressly state Employee’s intention to revoke the Agreement. The eighth day following Employee’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d) The parties also agree that the release provided by Employee in this Agreement does not include claims under the ADEA arising after the date Employee signs this Agreement.

(e) Employee further acknowledges and agrees that the consideration and

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benefits he is to receive under this Agreement exceed the consideration and benefits to which he would otherwise be entitled upon his termination from employment with Employer.

6. Employee certifies that all Employer property has been turned over to Employer including any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from Employer that are in Employee’s possession, custody, or control, including any such materials that may be at Employee’s home.

7. This Agreement sets forth the entire agreement between Employer and Employee and fully supersedes any and all prior agreements or understandings between Employer and Employee pertaining to the subject matter hereof, except that the terms of the Employment Agreement shall remain in full force and effect.

8. The Agreement shall be governed by the laws of Virginia, without giving effect to conflict of laws principles, and any disputes under this Agreement shall be governed by the arbitration clause in Section 18 of the Employment Agreement.

9. Employee acknowledges that he has read each and every paragraph and section of this Agreement and that he understands his rights and obligations under this Agreement.

10. The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, on the date(s) set forth below.

Dr. Stanton D. Sloane
Date:

SRA INTERNATIONAL, INC.

By:
Name:
Title:

Date:

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ATTACHMENT B

Entities Identified by SRA as Direct Competitors With SRA’s Provision of Products and Services, or SRA’s Efforts to Develop and Market Products and Services under Section 7 of the Employment Agreement between SRA and Dr. Stanton D. Sloane, dated the 28th day of May, 2010:

1.	Mantech International Corporation

2.	Stanley Inc. (and if the deal closes, its announced successor CGI Group Inc.)

3.	NCI Information Systems Inc.

4.	CSC (Computer Sciences Corporation)

5.	Science Applications International Corporation

6.	CACI International Inc.

7.	TASC Inc.

8.	HP Enterprise Services (formerly EDS)

9.	Dell Perot Systems

IT/Services Division(s) of the following companies:

10.	Lockheed

11.	Raytheon

12.	Northrop

13.	IBM

The obligations in Section 7 shall apply to: (i) the companies and entities listed above and to any subsidiary and or affiliate thereof (in the case of company divisions, any subsidiary and/or affiliate of the company that offers IT/services) (collectively, the “Listed Entities”); (ii) any “Successor Entity”; (iii) any entity that results from a merger, consolidation, amalgamation, combination, share exchange, sale or lease of assets, or other form of acquisition involving any of the Listed Entities; and (iv) any company or entity owning or controlling any of the assets, operations, subsidiaries, divisions, subdivisions or affiliates of any of the foregoing that has been in direct competition with SRA’s provision of products and services, or with its efforts to develop and market products and services, and that results from or arises out of or in connection with a spin-off, split-up, demerger, joint venture, teaming arrangement, partnering, formation of a company or entity or other similar transaction involving any of the Listed Entities.

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For purposes of this Attachment B: the term “Successor Entity” shall mean any company or entity that acquires, succeeds to, is assigned or otherwise obtains all or any portion of a Listed Entities’ assets, businesses, rights, privileges or duties; and, the term “Entity” shall have the same meaning as set forth in Section 7.

/s/ Stanton D. Sloane		5/28/10
Dr. Stanton D. Sloane		Date

SRA International, Inc.

By:	/s/ Ernst Volgenau	5/27/10
Name		Date
Chairman
Title

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